Exhibit 99.1

For Immediate Release

BBSI REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

VANCOUVER, Washington, October 25, 2011 – Barrett Business Services, Inc. (BBSI) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the third quarter ended September 30, 2011.

Q3 2011 Financial Highlights vs. Year-Ago Quarter

       •    Net revenues up 16% to $85.4 million

       •    Gross revenues up 22% to $406.0 million

       •    Net income increased 48% to $5.4 million or $0.54 per diluted share

Third Quarter 2011 Financial Results

Net revenues for the third quarter ended September 30, 2011 increased 16% to $85.4 million, compared to $73.9 million for the same quarter in 2010.

Total non-GAAP gross revenues in the third quarter of 2011 increased 22% to $406.0 million, compared to $332.9 million in the same quarter of 2010 (see “Reconciliation of Non-GAAP Financial Measures” below).  The increase was primarily attributable to the continued build in the Company’s net PEO client count and to an increase in same-store sales growth.

Net income in the third quarter increased 48% to $5.4 million or $0.54 per diluted share, compared to net income of $3.7 million or $0.36 per diluted share for the same quarter a year ago.  Excluding the benefit of a lower annual effective income tax rate resulting from $10 million in key man life insurance proceeds realized from the passing of the Company’s former President and CEO, and to a California state income tax refund related to tax years 2003-2006, net income in the third quarter of 2011 was $4.2 million or $0.42 per diluted share.

At September 30, 2011, the Company’s cash, cash equivalents and marketable securities totaled $77.9 million compared to $61.4 million at December 31, 2010.  The Company continues to carry no bank debt.

Management Commentary

“Our third quarter sales growth was driven by the continued addition of PEO clients combined with stability within our existing client base,” said Michael Elich, President and CEO of BBSI.  “Our clients originate from strong referral networks that continue to lay the foundation in building client width.  This helped drive one of the most profitable quarters in our Company’s history.”

Fourth Quarter 2011 Outlook

For the fourth quarter ending December 31, 2011, the Company expects gross revenues to range from $405 million to $410 million, as compared to $344.2 million for the fourth quarter of 2010. Diluted earnings per share is expected to range from $0.45 to $0.49 per share compared to $0.30 for the same quarter a year ago.  The range of anticipated diluted earnings per share for the fourth quarter of 2011 includes a favorable income tax rate benefit related to the effect of a much lower annual effective income tax rate attributable to the $10.0 million life insurance proceeds.  Without the effect of the favorable tax rate benefit, the range of diluted earnings per share for the fourth quarter of 2011 is expected to be $0.37 to $0.41.  A reconciliation of expected gross revenues to expected GAAP net revenues for the fourth quarter of 2011 is not included because PEO revenues and cost of PEO revenues for the period cannot be reasonably estimated.

Conference Call

BBSI will host a conference call tomorrow, Wednesday, October 26, 2011 at 12:00 p.m. Eastern time (9:00 a.m. Pacific) to discuss its third quarter 2011 results.  The Company’s President and CEO Michael L. Elich and CFO James D. Miller will host the call, which will be followed by a question and answer period.

Please call the conference telephone number 5-10 minutes prior to the start time.  An operator will register your name and organization.  If you have any difficulty connecting with the conference call, please contact Liolios Group at (949) 574-3860.

Date:  Wednesday, October 26, 2011

Time:  12:00 p.m. Eastern Time

Dial-In Number:  (877) 214-1511

Conference ID#:  16006272

The conference call will be webcast live and available for replay via the Investor Relations section of the Company's website at www.barrettbusiness.com.

A replay of the call will be available after 3:00 p.m. Eastern Time on the same day and until Wednesday, November 2, 2011.

Toll-free replay number: (855) 859-2056

Replay pin number: 16006272

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP net income and non-GAAP gross revenues. Without the effect of a favorable income tax rate benefit related to a much lower annual effective income tax rate resulting from $10.0 million of key man life insurance proceeds realized with respect to William W. Sherertz, the Company’s former President and Chief Executive Officer, who passed away January 20, 2011, and to a California state income tax refund related to tax years 2003-2006, the Company’s net income for the 2011 third quarter was approximately $4.2 million or $.42 cents per share.  A reconciliation of net income on the basis of generally accepted accounting principles (“GAAP”) to the non-GAAP operating performance is provided in the table below:

	(Unaudited)
(in thousands, except per share amounts)	Third Quarter Ended
	September 30, 2011
	GAAP	Adjustments	non-GAAP

Income before taxes	$ 6,272	$	$ 6,272
Provision for income taxes	858	1,213	2,071
Net income	$ 5,414		$ 4,201
Basic income per share	$ .54		$ .42
Weighted average basic shares outstanding	10,060		10,060
Diluted income per share	$ .54		$ .42
Weighted average diluted shares outstanding	10,100		10,100

The Company is presenting the non-GAAP net income because it believes it is more reflective of the Company’s actual operating results.

The Company reports its Professional Employer Organization services (“PEO”) revenues on a net basis because it is not the primary obligor for the services provided by the Company’s PEO clients to their customers.  The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

	(Unaudited)		(Unaudited)
	Third Quarter Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2011	2010	2011	2010
		As Restated		As Restated
Revenues:
Staffing services	$ 34,589	$ 33,954	$ 93,439	$ 92,991
Professional employer services	371,382	298,941	1,010,496	799,557
Total revenues	405,971	332,895	1,103,935	892,458
Cost of revenues:
Direct payroll costs	344,719	283,421	939,746	759,690
Payroll taxes and benefits	30,321	24,501	90,970	71,990
Workers' compensation	14,778	10,929	38,187	29,727
Total cost of revenues	389,818	318,851	1,068,903	861,407
Gross margin	$ 16,153	$ 14,044	$ 35,032	$ 31,141

Gross revenues of $406.0 million for the third quarter ended September 30, 2011 increased 22% over the similar period in 2010.

A reconciliation of non-GAAP gross revenues to net revenues is as follows:

For the third quarters ended September 30, 2011 and 2010:

(in thousands)	Reporting Method		Reclassification		Reporting Method
	2011	2010	2011	2010	2011	2010
						As Restated
Revenues:
Staffing services	$ 34,589	$ 33,954	$ -	$ -	$ 34,589	$ 33,954
Professional
employer services	371,382	298,941	(320,587)	(259,019)	50,795	39,922
Total revenues	$ 405,971	$ 332,895	$ (320,587)	$ (259,019)	$ 85,384	$ 73,876
Cost of revenues	$ 389,818	$ 318,851	$ (320,587)	$ (259,019)	$ 69,231	$ 59,832

For the nine months ended September 30, 2011 and 2010:

(Unaudited)
Nine Months Ended September 30,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2011	2010	2011	2010	2011	2010
As Restated
Revenues:
Staffing services	$ 93,439	$ 92,991	$ -	$ -	$ 93,439	$ 92,991
Professional
employer services	1,010,496	799,557	(873,769)	(692,980)	136,727	106,577
Total revenues	$ 1,103,935	$ 892,548	$ (873,769)	$ (692,980)	$ 230,166	$ 199,568
Cost of revenues	$ 1,068,903	$ 861,407	$ (873,769)	$ (692,980)	$ 195,134	$ 168,427

As described in Note 2 of the Consolidated Financial Statements in Item 15 in the Company’s 2010 Annual Report on Form 10-K, the Company restated its financial statements as a result of an error related to legal expenses incurred for the administration of workers’ compensation claims by Associated Insurance Company for Excess (“AICE”), the Company’s captive insurance subsidiary formed January 1, 2007.  The Company also determined to make a conforming change to its accounting method for legal expenses incurred for the administration of workers’ compensation claims that arose prior to the formation of AICE.  The Company’s results of operations for the three and nine months ended September 30, 2010 have been restated to reflect these changes.

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors.  The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration.  BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations.  BBSI works with more than 3,000 clients across all lines of business in 25 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including gross revenues and earnings expectations for the fourth quarter of 2011, are forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current customers and attract new customers, future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the collectibility of accounts receivable, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others.  Other important factors that may affect the Company’s future prospects are described in the Company’s 2010 Annual Report on Form 10-K.  Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements may be less reliable than historical information.  The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Company Contact:

Michael L. Elich

President and Chief Executive Officer

Telephone 360-828-0700

Barrett Business Services, Inc.

Condensed Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands)	2011	2010
Assets
Current assets:
Cash and cash equivalents	$ 42,217	$ 30,924
Marketable securities	25,938	24,511
Trade accounts receivable, net	50,870	37,596
Income taxes receivable	2,356	2,356
Prepaid expenses and other	1,808	1,798
Deferred income taxes	5,873	6,101
Total current assets	129,062	103,286
Marketable securities	9,749	5,921
Property, equipment and software, net	14,878	15,037
Restricted marketable securities and workers' compensation deposits	9,745	8,811
Other assets	3,103	3,094
Workers' compensation receivables for insured claims	3,740	3,915
Goodwill, net	47,820	47,820
	$ 218,097	$ 187,884

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 1,306	$ 964
Accrued payroll, payroll taxes and related benefits	52,689	37,525
Income taxes payable	1,517	-
Other accrued liabilities	602	442
Workers' compensation claims liabilities	15,599	14,768
Safety incentives liabilities	5,860	5,024
Total current liabilities	77,573	58,723
Long-term workers' compensation claims liabilities	25,100	21,847
Long-term workers' compensation liabilities for insured claims	2,636	2,686
Deferred income taxes	7,841	7,841
Customer deposits and other long-term liabilities	1,459	1,422
Stockholders' equity	103,488	95,365
	$ 218,097	$ 187,884

Barrett Business Services, Inc.

Consolidated Statements of Operations

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
Results of Operations	2011	2010	2011	2010
		As Restated		As Restated
Revenues:
Staffing services	$ 34,589	$ 33,954	$ 93,439	$ 92,991
Professional employer service fees	50,795	39,922	136,727	106,577
Total revenues	85,384	73,876	230,166	199,568
Cost of revenues:
Direct payroll costs	26,292	25,846	70,833	70,519
Payroll taxes and benefits	30,321	24,501	90,970	71,990
Workers' compensation	12,618	9,485	33,331	25,918
Total cost of revenues	69,231	59,832	195,134	168,427
Gross margin	16,153	14,044	35,032	31,141
Selling, general and administrative expenses	9,879	9,156	27,577	25,787
Depreciation and amortization	334	341	1,000	1,051
Income from operations	5,940	4,547	6,455	4,303
Life insurance proceeds	-	-	10,000	-
Other income, net	332	588	1,052	1,253
Income before taxes	6,272	5,135	17,507	5,556
Provision for income taxes	858	1,466	3,098	1,331
Net income	$ 5,414	$ 3,669	$ 14,409	$ 4,225
Basic income per share	$ .54	$ .36	$ 1.42	$ .41
Weighted average basic shares outstanding	10,060	10,217	10,152	10,376
Diluted income per share	$ .54	$ .36	$ 1.41	$ .41
Weighted average diluted shares outstanding	10,100	10,251	10,198	10,410